Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS FOURTH QUARTER EARNINGS
Q4 2015 and FY 2015 Normalized FFO of $0.39 and $1.53 per diluted share
$280.9 Million in 2015 Investments
Subsequent Investments Closed in 2016 of $155.8 Million
Scottsdale, Arizona (February 18, 2016) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2015.
Fourth Quarter 2015 Highlights

•	Normalized FFO: Increased 12.1% to $50.7 million, compared to Q4 2014.

•	Normalized FFO Per Share: $0.39 per diluted share, an increase of $0.02 per diluted share, or 5.4%, compared to Q4 2014.

•	Normalized FAD: $0.35 per diluted share, or $44.9 million, an increase of $0.03 per diluted share, or 9.4%, compared to Q4 2014.

•
Same-Property Cash NOI: Increased $1.9 million, or 3.1%, to $62.5 million, compared to Q4 2014. Same-Property rental revenue increased $1.4 million, or 2.1%, to $70.3 million, compared to Q4 2014. The increase was primarily due to in place lease rental escalators for 94% of HTA’s leased portfolio that did not have a lease expiration in 2015.

•	Investments: During the quarter, HTA completed investments of $26.3 million (91% leased and approximately 118,000 square feet of GLA) located in our key markets of Boston and Charleston.

•
Leasing: During the quarter, HTA entered into new and renewal leases on approximately 268,000 square feet of GLA, or 1.7% of its portfolio. Quarter-to-date, renewal leases included tenant improvements of $1.34 per square foot per year of the lease term and approximately one week of free rent per year of the lease term. Tenant retention for the Same-Property portfolio was 75% by GLA for the quarter.

•
Balance Sheet: At the end of the year, HTA had total leverage, measured by debt to capitalization, of 31.4% and total liquidity of $639.6 million, including $626.5 million of availability on its unsecured revolving credit facility and $13.1 million of cash and cash equivalents.

Full Year 2015 Highlights

•	Stockholders Return: Generated annual returns of 4.8%. The percentage increase exceeded the SNL Healthcare Index by 1,200 basis points and the MSCI US REIT (RMS) Index by 230 basis points.

•	Normalized FFO: Increased 10.9% to $195.9 million, compared to 2014.

•	Normalized FFO Per Share: $1.53 per diluted share, an increase of $0.07 per diluted share, or 4.8%, compared to 2014.

•	Normalized FAD: $1.39 per diluted share, or $178.3 million, an increase of $0.11 per diluted share, or 8.6%, compared to 2014.

•
Same-Property Cash NOI: Increased $6.2 million, or 2.9%, to $224.0 million, compared to Q4 2014. Same-Property rental revenue increased $5.1 million, or 2.1%, to $254.9 million, compared to Q4 2014. Full year 2015 Same-Property Cash NOI only includes those properties that were acquired through the end of 2013.

•
Investments: During the year, HTA completed investments of $280.9 million (89% leased and approximately 805,000 square feet of GLA), an increase in HTA’s total investments of approximately 8.4% by purchase price.

•	Dispositions: During the year, HTA completed dispositions of six medical office buildings for an aggregate gross sales price of $35.7 million (approximately 192,000 square feet of GLA).

•
Leasing: During the year, HTA entered into new and renewal leases on approximately 1.0 million square feet of GLA, or 6.6% of its portfolio. Year-to-date, renewal leases included tenant improvements of $1.30 per square foot per year of the lease term and approximately one week of free rent per year of the lease term. Tenant retention for the Same-Property portfolio was 80% by GLA for the year.

•	Leased Rate: At the end of the year, the leased rate by GLA was 92.0%. For the Same-Property portfolio the leased rate was 92.5% by GLA.

•	Equity Raise: During the year, HTA raised approximately $45.0 million from the sale of its common stock at an average price of $25.00 per share through its at-the-market (“ATM”) offering program.
Subsequent Events

•	Investments: After the year-end, HTA acquired investments of $155.8 million.

•	Equity Raise: In January 2016, HTA raised $93.2 million from sales of its common stock at an average price of $27.25 per share through its ATM.
Financial Results
Rental Income
Rental income increased 7.5% to $102.0 million for the three months ended December 31, 2015, compared to $94.9 million for the three months ended December 31, 2014.
FFO
Funds from Operations (“FFO”) was $0.39 per diluted share, or $49.9 million, for the three months ended December 31, 2015, compared to $0.33 per diluted share, or $41.0 million, for the three months ended December 31, 2014.
Normalized FFO
Normalized Funds from Operations (“Normalized FFO”) was $0.39 per diluted share, or $50.7 million, for the three months ended December 31, 2015, compared to $0.37 per diluted share, or $45.3 million, for the three months ended December 31, 2014.
Normalized FAD
Normalized Funds Available for Distribution (“Normalized FAD”) was $0.35 per diluted share, or $44.9 million, for the three months ended December 31, 2015, compared to $0.32 per diluted share, or $40.0 million, for the three months ended December 31, 2014.
NOI
Net Operating Income (“NOI”) was $71.5 million for the three months ended December 31, 2015, compared to $66.7 million for the three months ended December 31, 2014.
Same-Property Cash NOI
Same-Property Cash NOI increased $1.9 million, or 3.1%, to $62.5 million, for the three months ended December 31, 2015, compared to $60.6 million for the three months ended December 31, 2014. Same-Property rental revenue increased $1.4 million, or 2.1%, to $70.3 million, for the three months ended December 31, 2015, compared to the three months ended December 31, 2014.
General and Administrative Expenses
General and administrative expenses were $6.3 million for the three months ended December 31, 2015, compared to $6.8 million for the three months ended December 31, 2014.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the three months ended December 31, 2015, was $12.0 million, which included $14.3 million of interest expense related to debt and interest rate swaps, and a net gain of $2.3 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the year with a weighted average interest rate of 3.30% per annum, including the impact of interest rate swaps. The weighted average remaining term of the debt portfolio was 4.8 years, including extension options.
Net Income
Net income for the three months ended December 31, 2015, was $10.6 million, compared to $21.5 million for the three months ended December 31, 2014. Net income for the three months ended December 31, 2014 included a gain on the sales of real estate of $16.1 million.
Balance Sheet
As of December 31, 2015, HTA had total assets of $3.2 billion, cash and cash equivalents of $13.1 million, and $626.5 million available on its unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit). The leverage ratio of debt to capitalization was 31.4%.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by gross leasable area (“GLA”). The occupancy rate of HTA’s portfolio was 91.4% by GLA. Tenant retention for the Same-Property portfolio was 75% by GLA for the quarter.

Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 45% as of December 31, 2015. Additionally, 61% of HTA’s annualized base rent as of December 31, 2015 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of December 31, 2015, HTA’s in-house property management and leasing platform operated approximately 14.6 million square feet of GLA, or 94%, of HTA’s total portfolio.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is a publicly traded real estate investment trust that acquires, owns and operates medical office buildings. Since its formation in 2006, HTA has invested $3.6 billion in medical office buildings and other healthcare assets comprising 15.5 million square feet across 28 states. HTA listed on the New York Stock Exchange in June of 2012 and has a consistent track record of generating stockholder returns.
HTA invests in key markets with above average growth and healthcare infrastructure that are capable of servicing long-term patient demand. Within each key market, HTA focuses on acquiring medical office buildings on health system campuses, in community-core locations, or near university medical centers. The portfolio consists of medical office buildings that are core-critical, a key part of the integrated delivery of healthcare, and that continue to complement the HTA’s institutional asset management and leasing platform. HTA’s business strategy is defined by establishing critical mass within key markets which allows HTA’s asset management and in-house leasing platform to drive earnings growth, capitalize on synergies and maximize expense efficiencies, and build lasting tenant relationships, which is designed to lead to tenant retention, rent growth and long-term value creation across the portfolio.
More information about HTA can be found on the company’s website at www.htareit.com.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our other filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, February 19, 2016 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to review its financial performance and operating results for the quarter and year ended December 31, 2015.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Conference ID: 10078404
Available February 19, 2016 (one hour after the end of the conference call) to March 19, 2016 at 9:00 a.m. Eastern Time
Supplemental Information
Supplemental financial data are available on the company’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Real estate investments:
Land	$303,706	$287,755
Building and improvements	2,901,157	2,665,777
Lease intangibles	430,749	419,288
	3,635,612	3,372,820
Accumulated depreciation and amortization	(676,144)	(549,976)
Real estate investments, net	2,959,468	2,822,844
Cash and cash equivalents	13,070	10,413
Restricted cash and escrow deposits	15,892	20,799
Receivables and other assets, net (1)	141,703	133,840
Other intangibles, net	42,167	43,488
Total assets (1)	$3,172,300	$3,031,384
LIABILITIES AND EQUITY
Liabilities:
Debt (1)	$1,590,696	$1,402,195
Accounts payable and accrued liabilities	94,933	101,042
Derivative financial instruments - interest rate swaps	2,370	2,888
Security deposits, prepaid rent and other liabilities	46,295	32,687
Intangible liabilities, net	26,611	12,425
Total liabilities (1)	1,760,905	1,551,237
Commitments and contingencies
Redeemable noncontrolling interests	4,437	3,726
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 127,026,839 and 125,087,268 shares issued and outstanding as of December 31, 2015 and 2014, respectively	1,270	1,251
Additional paid-in capital	2,328,806	2,281,932
Cumulative dividends in excess of earnings	(950,652)	(836,044)
Total stockholders’ equity	1,379,424	1,447,139
Noncontrolling interests	27,534	29,282
Total equity	1,406,958	1,476,421
Total liabilities and equity (1)	$3,172,300	$3,031,384

(1) For the year ended December 31, 2014, amounts have been adjusted to reflect the retrospective presentation of the early adoption of ASU 2015-03 and 2015-15 as of December 31, 2015.

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental income	$101,983	$94,896	$403,553	$369,571
Interest and other operating income	66	100	269	1,934
Total revenues	102,049	94,996	403,822	371,505
Expenses:
Rental	30,535	28,329	123,390	113,508
General and administrative	6,349	6,810	25,578	24,947
Acquisition-related	1,190	898	4,555	9,545
Depreciation and amortization	38,955	36,086	154,134	140,432
Impairment	926	—	2,581	—
Total expenses	77,955	72,123	310,238	288,432
Income before other income (expense)	24,094	22,873	93,584	83,073
Interest expense:
Interest related to derivative financial instruments	(862)	(1,756)	(3,140)	(5,904)
Gain (loss) on change in fair value of derivative financial instruments, net	2,310	(2,013)	(769)	(2,870)
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	1,448	(3,769)	(3,909)	(8,774)
Interest related to debt	(13,468)	(13,783)	(54,967)	(51,585)
Gain on sales of real estate, net	—	16,128	152	27,894
Gain (loss) on extinguishment of debt, net	16	—	123	(4,663)
Other (expense) income	(1,517)	8	(1,426)	49
Net income	$10,573	$21,457	$33,557	$45,994
Net income attributable to noncontrolling interests	(201)	(265)	(626)	(623)
Net income attributable to common stockholders	$10,372	$21,192	$32,931	$45,371
Earnings per common share - basic:
Net income attributable to common stockholders	$0.08	$0.17	$0.26	$0.38
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.08	$0.17	$0.26	$0.37
Weighted average common shares outstanding:
Basic	127,035	122,439	126,074	119,904
Diluted	128,965	123,732	128,004	121,168

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$33,557	$45,994	$24,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	151,614	137,188	119,904
Share-based compensation expense	5,724	4,383	5,648
Bad debt expense	828	312	453
Gain on sales of real estate, net	(152)	(27,894)	—
Impairment	2,581	—	—
(Gain) loss on extinguishment of debt, net	(123)	4,663	—
Change in fair value of derivative financial instruments	769	2,870	(10,796)
Changes in operating assets and liabilities:
Receivables and other assets, net	(7,508)	(9,252)	(15,931)
Accounts payable and accrued liabilities	(6,284)	12,262	14,789
Security deposits, prepaid rent and other liabilities	10,089	(2,027)	9,073
Net cash provided by operating activities	191,095	168,499	147,824
Cash flows from investing activities:
Investments in real estate	(279,334)	(307,271)	(340,307)
Acquisition of note receivable	—	(11,924)	—
Proceeds from sales of real estate	34,629	78,854	—
Capital expenditures	(29,270)	(29,037)	(25,382)
Collection of real estate notes receivable	—	28,520	—
Issuance of real estate notes receivable	—	—	(8,520)
Restricted cash, escrow deposits and other assets	4,711	(18,844)	(491)
Net cash used in investing activities	(269,264)	(259,702)	(374,700)
Cash flows from financing activities:
Proceeds from unsecured senior notes	—	297,615	297,558
Borrowings on unsecured revolving credit facility	454,000	294,000	158,000
Payments on unsecured revolving credit facility	(272,000)	(313,000)	(175,000)
Borrowings on unsecured term loans	100,000	—	—
Payments on unsecured term loans	—	(100,000)	—
Payments on secured real estate term loan and mortgage loans	(94,856)	(92,236)	(156,963)
Deferred financing costs	(204)	(12,112)	(3,651)
Derivative financial instrument termination payments	—	(1,675)	(1,195)
Security deposits	(243)	(1,025)	1,225
Proceeds from issuance of common stock, net	44,324	152,014	240,657
Repurchase and cancellation of common stock	(1,667)	(1,056)	(522)
Dividends	(146,372)	(137,158)	(129,360)
Payment on earnout liability	—	—	(92)
Distributions to noncontrolling interest of limited partners	(2,156)	(1,832)	(1,656)
Net cash provided by financing activities	80,826	83,535	229,001
Net change in cash and cash equivalents	2,657	(7,668)	2,125
Cash and cash equivalents - beginning of year	10,413	18,081	15,956
Cash and cash equivalents - end of year	$13,070	$10,413	$18,081

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$10,573	$21,457	$33,557	$45,994
General and administrative expenses	6,349	6,810	25,578	24,947
Acquisition-related expenses	1,190	898	4,555	9,545
Depreciation and amortization expense	38,955	36,086	154,134	140,432
Impairment	926	—	2,581	—
Interest expense and net change in fair value of derivative financial instruments	12,020	17,552	58,876	60,359
Gain on sales of real estate, net	—	(16,128)	(152)	(27,894)
(Gain) loss on extinguishment of debt, net	(16)	—	(123)	4,663
Other expense (income)	1,517	(8)	1,426	(49)
NOI	$71,514	$66,667	$280,432	$257,997
NOI percentage growth	7.3%		8.7%

NOI	$71,514	$66,667	$280,432	$257,997
Straight-line rent adjustments, net	(1,082)	(1,927)	(6,917)	(8,106)
Amortization of below and above market leases/leasehold interests, net	595	661	2,350	2,553
Lease termination fees	(17)	(9)	(33)	(48)
Cash NOI	$71,010	$65,392	$275,832	$252,396
Notes receivable interest income	—	(31)	—	(1,563)
Non Same-Property Cash NOI	(8,523)	(4,730)	(51,839)	(33,049)
Same-Property Cash NOI (1)	$62,487	$60,631	$223,993	$217,784
Same-Property Cash NOI percentage growth	3.1%		2.9%

(1) Same-Property includes 271 and 257 buildings for the three months and year ended December 31, 2015 and 2014, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) acquisition-related expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; and (viii) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of the properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests; and (iii) lease termination fees. HTA believes that Cash NOI provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods presented or are intended to be sold in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to common stockholders	$10,372	$21,192	$32,931	$45,371
Depreciation and amortization expense	38,626	35,923	152,846	140,269
Gain on sales of real estate, net	—	(16,128)	(152)	(27,894)
Impairment	926	—	2,581	—
FFO attributable to common stockholders	$49,924	$40,987	$188,206	$157,746
Acquisition-related expenses	1,190	898	4,555	9,545
(Gain) loss on change in fair value of derivative financial instruments, net	(2,310)	2,013	769	2,870
(Gain) loss on extinguishment of debt, net	(16)	—	(123)	4,663
Noncontrolling income from partnership units included in diluted shares	166	238	514	490
Other normalizing items, net (1)(2)	1,783	1,116	1,999	1,325
Normalized FFO attributable to common stockholders	$50,737	$45,252	$195,920	$176,639
Other income	(23)	(8)	(114)	(49)
Non-cash compensation expense	1,262	1,103	5,724	4,382
Straight-line rent adjustments, net	(1,082)	(1,927)	(6,917)	(8,106)
Amortization of below and above market leases/leasehold interests, net	595	661	2,350	2,553
Deferred revenue - tenant improvement related	(183)	(217)	(645)	(620)
Amortization of deferred financing costs and debt discount/premium, net	683	656	3,128	2,394
Recurring capital expenditures, tenant improvements and leasing commissions	(7,100)	(5,548)	(21,122)	(22,045)
Normalized FAD attributable to common stockholders	$44,889	$39,972	$178,324	$155,148

Net income attributable to common stockholders per diluted share	$0.08	$0.17	$0.26	$0.37
FFO adjustments per diluted share, net	0.31	0.16	1.21	0.93
FFO attributable to common stockholders per diluted share	$0.39	$0.33	$1.47	$1.30
Normalized FFO adjustments per diluted share, net	0.00	0.04	0.06	0.16
Normalized FFO attributable to common stockholders per diluted share	$0.39	$0.37	$1.53	$1.46
Normalized FAD adjustments per diluted share, net	(0.04)	(0.05)	(0.14)	(0.18)
Normalized FAD attributable to common stockholders per diluted share	$0.35	$0.32	$1.39	$1.28

Weighted average diluted common shares outstanding	128,965	123,732	128,004	121,168

(1) For the three months and year ended December 31, 2014, other normalizing items primarily include the write-off of deferred financing costs related to refinancing our credit facility, which is not included in amortization of deferred financing costs and debt discount/premium.

(2) For the three months and year ended December 31, 2015, other normalizing items primarily include the acceleration of management fees paid in connection with an acquisition-related management agreement that was entered into at the time of acquisition for our Florida portfolio that was acquired in December 2013.

HTA computes FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from the sales of real estate property and impairment write-downs of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA’s methodology for calculating FFO may be different from methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. FFO should be reviewed in connection with other GAAP measurements.
HTA computes Normalized FFO, which excludes from FFO: (i) acquisition-related expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items. HTA presents this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests; (v) deferred revenue - tenant improvement related; (vi) amortization of deferred financing costs and debt premium/discount; and (vii) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of our operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.